Exhibit 4.13

BANK ACCOUNT AGREEMENT

by and among

RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP
as Guarantor LP

and

ROYAL BANK OF CANADA
as Cash Manager, Account Bank and GIC Provider

and

COMPUTERSHARE TRUST COMPANY OF CANADA
as Bond Trustee

October 25, 2007

Schedule

Schedule 1 – Form of Mandate

2

BANK ACCOUNT AGREEMENT

THIS BANK ACCOUNT AGREEMENT (this “Agreement”) is made as of this 25th day of October, 2007.

BY AND AMONG:

(1)
RBC Covered Bond Guarantor Limited Partnership, a limited partnership formed under the laws of the Province of Ontario, whose registered office is at the Royal Bank Plaza, South Tower, 9th Floor, 200 Bay Street, Toronto, Ontario, Canada, M5J 2J5 by its managing general partner RBC Covered Bond GP Inc. (hereinafter the “Guarantor LP”);

(2)
Royal Bank of Canada (the “Bank”), a bank named in Schedule I to the Bank Act (Canada), whose executive office is at Royal Bank Plaza, South Tower, 8th Floor, 200 Bay Street, Toronto, Ontario, Canada M5J 2J5, as Account Bank (hereinafter the “Account Bank”), Cash Manager (hereinafter the “Cash Manager”) and as GIC Provider (hereinafter the “GIC Provider”); and

(3)
Computershare Trust Company of Canada, a trust company formed under the laws of Canada, whose registered office is at 100 University Avenue, 9th Floor, North Tower, Toronto, Ontario, Canada, M5J 2Y1, acting in its capacity as Bond Trustee (hereinafter the “Bond Trustee”).

WHEREAS:

(A)
As part of the transactions contemplated in the Programme, the Cash Manager has agreed, pursuant to the Cash Management Agreement, to provide Cash Management Services in connection with the business of the Guarantor LP.

(B)	The Cash Management Agreement provides that the Cash Manager shall establish certain accounts with the Account Bank for and on behalf of the Guarantor LP.

NOW THEREFORE, THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein set forth, the parties agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1
The master definitions and construction agreement made between, inter alia, the parties to this Agreement on October 25, 2007 (as the same may be amended, varied or supplemented from time to time with the consent of the parties thereto) (the “Master Definitions and Construction Agreement”) is expressly and specifically incorporated into this Agreement and, accordingly, the expressions defined in the Master Definitions and Construction Agreement shall, except where the context otherwise requires and save where otherwise defined herein, have the same meanings in this Agreement, including the recitals hereto and this Agreement shall be construed in accordance with the interpretation provisions set out in Section 2 of the Master Definitions and Construction Agreement.

1.2	In this Agreement, unless otherwise specified, any reference to a Business Day is to a Business Day in Toronto.

1.3	For greater certainty, following the appointment of a Substitute Cash Manager references herein to Cash Manager shall be deemed to be to the Substitute Cash Manager.

2.	TRANSACTION ACCOUNT AND GIC ACCOUNT

2.1	Instructions from the Cash Manager

Subject to Sections 2.4 and 5.3, the Account Bank shall comply with any direction of the Guarantor LP (or the Cash Manager on its behalf) given on a Business Day to effect a payment by debiting any one of the Transaction Account or the GIC Account and any additional or replacement bank accounts opened in the name of the Guarantor LP from time to time with the prior written consent of the Bond Trustee, if such direction (i) is in writing, is given by telephone and confirmed in writing not later than close of business on the day on which such direction is given, or is given by the internet banking service provided by the Account Bank, and (ii) complies with the Transaction Account Mandate or the GIC Account Mandate as appropriate (such direction shall constitute an irrevocable payment instruction).

2.2	Timing of Payment

The Account Bank agrees that if directed pursuant to Section 2.1 to make any payment then, subject to Sections 2.4 and 5.3 below, it will effect the payment specified in such direction not later than the day specified for payment therein and for value on the day specified therein provided that, if any direction specifying that payment be made on the same day as the direction is given is received later than 12:00 p.m. on any Business Day, the Account Bank shall make such payment at the commencement of business on the following Business Day for value that day.

2.3	Account Bank Charges

The charges of the Account Bank for the operation of each of the Guarantor LP Accounts maintained with the Account Bank shall be debited to the Transaction Account only on each Guarantor LP Payment Date, and the Guarantor LP by its execution hereof irrevocably agrees that this shall be done.  The charges shall be payable in accordance with the Priorities of Payments at the same rates as are generally applicable to the business customers of the Account Bank provided that if there are insufficient funds standing to the credit of the Transaction Account to pay such charges after payment by or on behalf of the Guarantor LP of any higher ranking obligations in the Priorities of Payment the Account Bank shall not be relieved of its obligations in respect of any of the Guarantor LP Accounts.

2.4	No Negative Balance

Notwithstanding the provisions of Section 2.1, amounts shall only be withdrawn from any Guarantor LP Account to the extent that such withdrawal does not cause the relevant Guarantor LP Account to have a negative balance.

3.	MANDATES

3.1	Signing and Delivery of Mandates

The Guarantor LP has delivered to the Account Bank prior to the First Issue Date, the duly executed relevant Mandates in or substantially in the forms set out in Schedule 1 hereto relating to the Guarantor LP Accounts, and the Account Bank hereby confirms to the Bond Trustee that such Mandates have been provided to it, that the Guarantor LP Accounts are open and that the respective Mandates are operative.  The Account Bank acknowledges that the Mandates and any other mandates delivered from time to time pursuant to the terms hereof shall be subject to the terms of the Security Agreement and this Agreement.

3.2	Amendment or Revocation

The Account Bank agrees that it shall notify the Bond Trustee as soon as is reasonably practicable and in accordance with Section 10 if it receives any amendment to or revocation of any Mandate relating to the Guarantor LP Accounts (other than a change of Authorized Signatory, which may be made from time to time by the Guarantor LP (or the Cash Manager on its behalf)) and shall require the prior written consent of the Bond Trustee to any such amendment or revocation (other than a change of Authorized Signatory, which may be made from time to time by the Guarantor LP (or the Cash Manager on its behalf)) but, unless such Mandate is revoked, the Account Bank may continue to comply with such Mandate (as it may from time to time be amended in accordance with the provisions of this Section 3.2) unless it receives notice in writing from the Bond Trustee to the effect that a Guarantor LP Acceleration Notice has been served on the Guarantor LP and shall, thereafter, act solely on the instructions of the Bond Trustee or such person as the Bond Trustee may designate and in accordance with the terms of those instructions as provided in Section 5.3 of this Agreement.

4.	ACKNOWLEDGEMENT BY THE ACCOUNT BANK

4.1	Restriction on Account Bank’s Rights

Notwithstanding anything to the contrary in the Mandates, the Account Bank hereby:

(a)
agrees that, in its capacity as Account Bank, it will not exercise any lien or, to the extent permitted by law, any set-off or transfer any sum standing to the credit of or to be credited to any of the Guarantor LP Accounts maintained with the Account Bank in or towards satisfaction of any liabilities owing to it by any person (including, without limitation, any liabilities owing to it by the Guarantor LP or the Bond Trustee);

(b)
without prejudice to its rights and obligations as a Secured Creditor under the Security Agreement, agrees that it will not, solely in its capacity as Account Bank, procure, or take any steps whatsoever to recover any amount due or owing to it pursuant to this Agreement which could  result in, the winding-up or liquidation of the Guarantor LP or the making of an administration order in relation to the Guarantor LP in respect of any of the liabilities of the Guarantor LP whatsoever;

(c)
agrees that it will promptly notify the Guarantor LP, the Bond Trustee and the Cash Manager if compliance with any instruction would cause the relevant Guarantor LP Account(s) to which such instruction relates to have a negative balance; and

(d)
acknowledges that the Guarantor LP has, pursuant to the Security Agreement, inter alia, assigned by way of security all its rights, title, interest and benefit, present and future, in and to, all sums from time to time standing to the credit of the Guarantor LP Accounts and all of its rights under this Agreement to the Bond Trustee (for itself and on behalf of the Secured Creditors).

4.2	Monthly Statement

Unless and until directed otherwise by the Bond Trustee, the Account Bank shall and is hereby authorized to provide each of the Cash Manager, the Guarantor LP and the Bond Trustee with a written statement in respect of each Guarantor LP Account delivered in accordance with Section 10 on a monthly basis and also as soon as reasonably practicable after receipt of a request for a statement.

5.	INDEMNITY AND GUARANTOR LP ACCELERATION NOTICE

5.1	Account Bank to Comply with Cash Manager’s Instructions

Unless otherwise directed in writing by the Bond Trustee pursuant to Section 5.3, in making any transfer or payment from any Guarantor LP Account in accordance with this Agreement, the Account Bank shall be entitled to act, without further inquiry, as directed by the Cash Manager pursuant to Sections 2.1 and to rely as to the amount of any such transfer or payment on the Cash Manager’s instructions in accordance with the relevant Mandate, and the Account Bank shall have no liability hereunder to the Cash Manager, the Guarantor LP or the Bond Trustee for having acted on such instructions.

5.2	Guarantor LP’s Indemnity

Subject to the prior ranking obligations set out in the Priorities of Payments, the Account Bank shall be indemnified to the extent of funds then standing to the credit of the Guarantor LP Accounts maintained with the Account Bank against any loss, cost, damage, charge or expense incurred by the Account Bank in complying with any instruction delivered pursuant to and in accordance with this Agreement, save that this indemnity shall not extend to (i) the charges of the Account Bank (if any) for the operation of such accounts other than as provided in this Agreement; and (ii) any loss, cost, damage, charge or expense arising from any breach by the Account Bank of its obligations under this Agreement.

5.3	Consequences of a Guarantor LP Acceleration Notice

The Account Bank acknowledges that, if it receives notice in writing from the Bond Trustee to the effect that the Bond Trustee has served a Guarantor LP Acceleration Notice on the Guarantor LP all right, authority and power of the Cash Manager in respect of the each of the Guarantor LP Accounts shall be terminated and be of no further effect and the Account Bank agrees that it shall, upon receipt of such notice from the Bond Trustee, comply with the directions of the Bond Trustee in relation to the operation of each of the Guarantor LP Accounts. Following receipt of such notice, the Account Bank shall be entitled to act, without further inquiry, on any direction received by the Bond Trustee pursuant to this Sections 5.3 and to rely as to the amount of any such transfer or payment on the Bond Trustee’s instructions in accordance with the relevant Mandate, and the Account Bank shall have no liability hereunder to the Cash Manager, the Guarantor LP or the Bond Trustee for having acted on such instructions.

6.	CHANGE OF BOND TRUSTEE OR ACCOUNT BANK

6.1	Change of Bond Trustee

(a)
If there is any change in the identity of the Bond Trustee in accordance with the Security Agreement, the Account Bank, the Cash Manager and the Guarantor LP shall execute such documents and take such action as the successor Bond Trustee and the outgoing Bond Trustee may reasonably require for the purpose of vesting in the successor Bond Trustee the rights and obligations of the outgoing Bond Trustee under this Agreement and releasing the outgoing Bond Trustee from its future obligations under this Agreement.

(b)
It is hereby acknowledged and agreed that by its execution of this Agreement the Bond Trustee shall not assume or have any of the obligations or liabilities of the Account Bank, the Cash Manager or the Guarantor LP under this Agreement and that the Bond Trustee has agreed to become a party to this Agreement for the purpose only of taking the benefit of this Agreement and agreeing to amendments to this Agreement pursuant to Section 16.  For the avoidance of doubt, the parties to this Agreement acknowledge that the rights and obligations of the Bond Trustee are governed by the Trust Deed and the Security Agreement.  Any liberty or right which may be exercised or determination which may be made under this Agreement by the Bond Trustee may be exercised or made in the Bond Trustee’s absolute discretion without any obligation to give reasons therefore and the Bond Trustee shall not be responsible for any liability occasioned by so acting if acting pursuant to Section 18 of the Security Agreement.

6.2	Change of Account Bank

If the identity of the Account Bank changes, the Cash Manager, the Guarantor LP and the Bond Trustee shall execute such documents and take such actions as the new Account Bank and the outgoing Account Bank and the Bond Trustee may require for the purpose of vesting in the new Account Bank the rights and obligations of the outgoing Account Bank and releasing the outgoing Account Bank from its future obligations under this Agreement.

7.	WARRANTIES

7.1
The Account Bank warrants to the Cash Manager, the Guarantor LP and the Bond Trustee at the date hereof, on each date on which an amount is credited to the Guarantor LP Accounts and on each Guarantor LP Payment Date, that:

(a)
it is a Schedule I Bank existing under the laws of Canada and duly qualified to do business in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to qualify would not constitute a Material Adverse Event;

(b)
the execution, delivery and performance by the Account Bank of this Agreement are within the Account Bank’s corporate powers, (ii) have been duly authorized by all necessary corporate action, and (iii) do not contravene or result in a default under or conflict with (1) the charter or by-laws of the Account Bank, (2) any law, rule or regulation applicable to the Account Bank, or (3) any order, writ, judgment, award, injunction, decree or contractual obligation binding on or affecting the Account Bank or its property; and .

(c)	it is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

7.2
The Account Bank undertakes to notify the Cash Manager, the Guarantor LP and the Bond Trustee immediately if, at any time during the term of this Agreement, any of the statements contained in Section 7.1 ceases to be true.  The warranties set out in Section 7.1 shall survive the signing and delivery of this Agreement.

8.	TERMINATION

8.1	Termination Events

The Guarantor LP (or the Cash Manager on its behalf):

(a)	may (with the prior written consent of the Bond Trustee) terminate this Agreement in the event that the matters specified in paragraph (i) or (vi) below occur; and

(b)
shall (with the prior written consent of the Bond Trustee), and the Bond Trustee may in such circumstances, terminate this Agreement in the event that any of the matters specified in paragraphs (ii) to (v) (inclusive) below occur, in each case by serving a written notice of termination on the Account Bank (such termination to be effective three Business Days following service of such notice) directing the Account Bank to transfer all funds standing in the Guarantor LP Accounts maintained by the Account Bank to the Standby Bank in any of the following circumstances:

(i)
if a deduction or withholding for or on account of any taxes is imposed, or it appears likely that such a deduction or withholding will be imposed, in respect of the interest payable on any Guarantor LP Account;

(ii)
if the ratings of the Account Bank by the Rating Agencies cease to be rated by the Rating Agencies above the Account Bank Ratings and the Account Bank does not, within 30 Business Days of such occurrence, obtain a guarantee of its obligations under this Agreement on terms acceptable to the Bond Trustee, acting reasonably, from a financial institution (x) having a short-term, unsecured, unsubordinated and unguaranteed debt obligation rating by the Rating Agencies at least equal to or greater than the Account Bank Ratings; and (y) provided Rating Agency Confirmation is obtained in respect thereof, unless Rating Agency Confirmation for the Account Bank to continue as the Account Bank without opening replacement accounts or obtaining such guarantee is obtained within such period.  If Rating Agency Confirmation is given as above, reference to the “Account Bank Ratings” shall thereafter be deemed to be instead to the relevant rating of the Account Bank at the time of such Rating Agency Confirmation, but the original rating shall be reinstated if the relevant rating of the Account Bank is subsequently upgraded to the original level; or

(iii)
if the Account Bank, otherwise than for the purposes of such amalgamation or reconstruction as is referred to in paragraph (iv) below, ceases or, through an authorized action of the board of directors of the Account Bank, threatens to cease to carry on all or substantially all of its business or the Account Bank;

(iv)
if an order is made or an effective resolution is passed for the winding-up of the Account Bank except a winding-up for the purposes of or pursuant to a solvent amalgamation or reconstruction the terms of which have previously been approved in writing by the Guarantor LP and the Bond Trustee (such approval not to be unreasonably withheld or delayed);

(v)
if proceedings are initiated against the Account Bank under any applicable liquidation, insolvency, bankruptcy, sequestration, composition, reorganisation (other than a reorganisation where the Account Bank is solvent) or other similar laws (including, but not limited to, presentation of a petition for an administration order) and (except in the case of presentation of petition for an administration order) such proceedings are not, in the reasonable opinion of the Guarantor LP, being disputed in good faith with a reasonable prospect of success or an administration order is granted or an administrative receiver or other receiver, liquidator, trustee in sequestration or other similar official is appointed in relation to the Account Bank or in relation to the whole or any substantial part of the undertaking or assets of the Account Bank, or an encumbrancer takes possession of the whole or any substantial part of the undertaking or assets of the Account Bank, or a distress, execution or diligence or other process is levied or enforced upon or sued out against the whole or any substantial part of the undertaking or assets of the Account Bank and such possession or process (as the case may be) is not discharged or otherwise ceases to apply within 30 days of its commencement, or the Account Bank initiates or consents to judicial proceedings relating to itself under applicable liquidation, insolvency, bankruptcy, composition, reorganisation or other similar laws or makes a conveyance or assignment for the benefit of its creditors generally; or

(vi)
if the Account Bank materially breaches its obligations under this Agreement, the Guaranteed Investment Contract, the Security Agreement provided that Rating Agency Confirmation is obtained for the termination of this Agreement following such breach.

and the Guarantor LP (or the Cash Manager on its behalf) or the Bond Trustee, as the case may be, shall concurrently with the delivery of a written notice of termination to the Account Bank, serve a Standby Account Bank Notice on the Standby Account Bank.

8.2	Notification of Termination Event

Each of the Guarantor LP, and the Account Bank in its capacity as Cash Manager and Account Bank undertakes and agrees to notify the Bond Trustee in accordance with Section 10 promptly upon becoming aware thereof of any event which would or could entitle the Bond Trustee to serve a notice of termination pursuant to Section 7.1.

8.3	Automatic Termination

This Agreement shall automatically terminate (if not terminated earlier pursuant to this Article 7) on the date falling 90 days after the termination of the Guarantor LP Agreement.

8.4	Termination by Account Bank

The Account Bank may terminate this Agreement and cease to operate the Guarantor LP Accounts at any time on giving not less than three months’ prior written notice thereof ending on any Business Day which does not fall on a Guarantor LP Payment Date or less than 10 Business Days before a Guarantor LP Payment Date to each of the other parties hereto provided that such termination shall not take effect (i) until a replacement Account Bank with ratings by the Rating Agencies equal to or greater than the Account Bank Ratings has entered into an agreement in form and substance similar to this Agreement; and (ii) Rating Agency Confirmation has been obtained in respect thereof. For greater certainty, the Account Bank shall not be responsible for any costs or expenses occasioned by such termination and cessation. In the event of such termination and cessation the Account Bank shall assist the other parties hereto to effect an orderly transition of the banking arrangements documented hereby.

9.	REPRESENTATIONS AND WARRANTIES

9.1
The Account Bank warrants to the Guarantor LP and the Bond Trustee at the date hereof, on each date on which an amount is credited to any Guarantor LP Account held with the Account Bank and on each Guarantor LP Payment Date, that:

(a)
it is a Schedule I Bank existing under the laws of Canada and duly qualified to do business in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to qualify would not constitute a Material Adverse Event;

(b)
the execution, delivery and performance by the Account Bank of this Agreement are within the Account Bank’s corporate powers, (ii) have been duly authorized by all necessary corporate action, and (iii) do not contravene or result in a default under or conflict with (1) the charter or by-laws of the Account Bank, (2) any law, rule or regulation applicable to the Account Bank, or (3) any order, writ, judgment, award, injunction, decree or contractual obligation binding on or affecting the Account Bank or its property; and

(c)	it is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

9.2
The Account Bank undertakes to notify the Guarantor LP and the Bond Trustee immediately if, at any time during the term of this Agreement, any of the statements contained in Section 6.1 ceases to be true.  The warranties set out in Section 9.2 shall survive the signing and delivery of this Agreement.

10.	FURTHER ASSURANCE

The parties hereto agree that they will co-operate fully to do all such further acts and things and execute any further documents as may be necessary or reasonably desirable to give full effect to the arrangements contemplated by this Agreement.

11.	CONFIDENTIALITY

None of the parties hereto shall during the term of this Agreement or after its termination disclose to any person whatsoever (except as provided herein or in any of the Transaction Documents to which it is a party or with the authority of the other parties hereto or so far as may be necessary for the proper performance of its obligations hereunder or unless required by law or any applicable stock exchange requirement or any governmental, regulatory or other taxation authority or ordered to do so by a court of competent jurisdiction) any information relating to the business, finances or other matters of a confidential nature of any other party hereto of which it may in the course of its duties hereunder have become possessed and each of the parties hereto shall use all reasonable endeavours to prevent any such disclosure.

12.	NOTICES

Any notice, direction or other communication given under this Agreement shall be in writing and given by delivering it or sending it by prepaid first class mail to the registered office of such person set forth above unless an alternative address is provided below, in which case delivery shall be to the address provided below, or by facsimile transmission to facsimile number set forth below, as applicable:

(a)	in the case of the Bank as Account Bank, Cash Manager or GIC Provider to:

Royal Bank of Canada
Royal Bank Plaza, South Tower
14th Floor, 200 Bay Street
Toronto, Ontario
Canada  M5J 2J5

Attention: Ann Milne, Senior Manager
Facsimile number: (416) 974-6056

(b)	in the case of the Guarantor LP to:

RBC Covered Bond Guarantor Limited Partnership
Royal Bank Plaza, South Tower
14th Floor, 200 Bay Street
Toronto, Ontario
Canada  M5J 2J5

Attention: Ann Milne, Senior Manager
Facsimile number: (416) 974-6056

(c)	in the case of the Bond Trustee to:

Computershare Trust Company of Canada
100 University Avenue
9th Floor, North Tower
Toronto, Ontario
Canada  M5J 2Y1

Attention: Manager, Corporate Trust
Facsimile number: (416) 981-9777

Any such communication will be deemed to have been validly and effectively given (i) if personally delivered, on the date of such delivery if such date is a Business Day and such delivery was made prior to 4:00 p.m. (Toronto time) and otherwise on the next Business Day, (ii) in the case of first class post, when it would be received in the ordinary course of the post, or (ii) if transmitted by facsimile transmission on the Business Day following the date of transmission provided the transmitter receives a confirmation of successful transmission. Any party may change its address for notice, or facsimile contact information for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such party at its changed address, or facsimile contact information, as applicable.

13.	INTEREST

13.1
In respect of each period from (and including) the first day of each month (or, in respect of the first such period, the first applicable day) to (but excluding) the last day of each month, the Account Bank shall pay, on the last Business Day of each month, interest in arrears on any cleared credit balances on the Transaction Account and any other accounts opened by the Guarantor LP with the Account Bank other than the GIC Account at the same rates as are generally applicable to accounts of the same type held by business customers of the Account Bank.

13.2	Notwithstanding Section 11.1 above, interest shall be paid on the GIC Account in accordance with the terms of the Guaranteed Investment Contract.

14.	ENTIRE AGREEMENT

This Agreement, the schedules hereto and the Security Agreement together constitute the entire agreement and understanding between the parties in relation to the subject matter hereof and cancel and replace any other agreement or understanding in relation thereto.

15.	VARIATION AND WAIVER

No variation, waiver or novation of this Agreement or any provision(s) of this Agreement shall be effective unless it is in writing and executed by (or by some person duly authorized by) each of the parties hereto.  No single or partial exercise of, or failure or delay in exercising, any right under this Agreement shall constitute a waiver or preclude any other or further exercise of that or any other right.

16.	ASSIGNMENT

(a)
Subject as provided in or contemplated by Sections 4.1(f) and 6.1(a) herein, no party hereto (other than the Bond Trustee) may assign or transfer any of its rights or obligations hereunder, and the Standby Account Bank may not act through any other branch other than the branch specified in the preamble hereto, without the prior written consent of the other party hereto and Rating Agency Confirmation having been obtained by the Guarantor LP (or the Cash Manager on its behalf) in respect of any such assignment or transfer.

(b)
Notwithstanding the provisions of paragraph (a) above, the parties hereto acknowledge that the Guarantor LP may assign all its rights, title and interest in this Agreement to the Bond Trustee, for the benefit of the Secured Creditors, in accordance with and pursuant to the terms of the Security Agreement and confirm that no Rating Agency Confirmation shall be required in respect thereof.

17.	AMENDMENTS

(a)
Any amendment, modification or variation to or waiver of rights under this Agreement requires the prior written consent of the Standby Account Bank and subject to Section 7.3 of the Security Agreement, any amendment, modification or variation to this Agreement or waiver of rights under this Agreement will also require the prior written consent of each other party to this Agreement.

(b)
Each proposed amendment, variation or waiver of rights under this Agreement that is considered by the Guarantor LP to be a material amendment, variation or waiver, shall be subject to Rating Agency Confirmation. The Guarantor LP (or the Cash Manager on its behalf) shall or shall deliver notice to the Rating Agencies from time to time of any amendment, variations or waivers for which Rating Agency Confirmation is not required, provided that failure to deliver such notice shall not constitute a breach of the obligations of the Guarantor LP under this Agreement.

(c)
For greater certainty, this Agreement may only be amended, varied or the rights hereunder waived by written agreement between the parties hereto and any failure or delay by a party hereto in enforcing, or insisting upon strict performance of, any provision of this Agreement will not be considered to be a waiver, amendment or variation of such provision or in any way affect the validity or enforceability of this Agreement.

18.	NON-PETITION

The Cash Manager, Account Bank and GIC Provider agree that they shall not institute or join any other Person or entity in instituting against, or with respect to, the Guarantor LP, or any of the general partners of the Guarantor LP, any bankruptcy or insolvency event so long as any Covered Bonds issued by the Issuer under the Programme shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Covered Bonds shall have been outstanding.  The foregoing provision shall survive the termination of this Agreement by any of the parties hereto.

19.	EXCLUSION OF THIRD PARTY RIGHTS

Except as otherwise expressly provided in this Agreement, the parties hereto intend that this Agreement will not benefit, or create any right or cause of action on behalf of, any Person other than a party hereto and that no Person, other than a party hereto, will be entitled to rely on the provisions of this Agreement in any proceeding.

20.	COUNTERPARTS

This Agreement may be signed (manually or by facsimile) and delivered in one or more counterparty, all of which, taken together, shall constitute one and the same document.

21.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

This Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein, without regard to conflict of law principles. Each of the parties hereto irrevocably attorns and submits to the non-exclusive jurisdiction of the courts of Ontario.

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IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first before written.

ROYAL BANK OF CANADA

Per:
Name:
Title:

COMPUTERSHARE TRUST COMPANY OF CANADA

Per:
Name:
Title:
Per:
Name:
Title:

RBC COVERED BOND GUARANTOR LIMITED PARTNERSHIP by its managing general partner RBC COVERED BOND GP INC.

Per:
Name:
Title:

SCHEDULE 1

FORM OF MANDATE

In the form attached